Exhibit 99.4
Event ID: 3982643
Culture: en-US
Event Name: Q1 2011 Abercrombie & Fitch Co Earnings Conference Call
Event Date: 2011-05-18T12:30:00 UTC
C: Eric Cerny;Abercrombie & Fitch Company;IR
C: Jonathan Ramsden;Abercrombie & Fitch Company;Chairman and CEO
C: Brian Logan;Abercrombie & Fitch Company;VP of Finance
P: Michelle Tan;Goldman Sachs;Analyst
P: Paul Lejuez;Nomura;Analyst
P: Evren Kopelman;Wells Fargo Securities;Analyst
P: Janet Kloppenburg;JJK Research;Analyst
P: Adrienne Tennant;Janney Capital Markets;Analyst
P: Kimberly Greenberger;Morgan Stanley;Analyst
P: John Morris;BMO Capital Markets;Analyst
P: Stacy Pak;Barclays Capital;Analyst
P: Lorraine Hutchinson;BofA Merrill Lynch;Analyst
P: Dana Telsey;Telsey Advisory Group;Analyst
P: Jeff Klinefelter;Piper Jaffray;Analyst
P: Barbara Wyckoff;CLSA;Analyst
P: Randy Konik;Jefferies & Co.;Analyst
P: Betty Chen;Wedbush Securities;Analyst
P: Carla White;Jennifer Black & Associates;Analyst
P: Brian Tunick;JPMorgan;Analyst
P: Dorothy Lakner;Caris & Co.;Analyst
P: Pamela Quintiliano;Oppenhemer;Analyst
P: Christine Chen;Needham & Co.;Analyst
P: Richard Jaffe;Stifel Nicolaus;Analyst
P: Jeff Black;Citigroup;Analyst
P: Operator;;
+++ presentation
Operator: Good day and welcome to the Abercrombie & Fitch first-quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions). We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question-and-answer session.
At this time, I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead, sir.
Eric Cerny: Thank you. Good morning and welcome to our first-quarter earnings call. Earlier today we released our first-quarter sales and earnings, income statement, balance sheet, store opening and closing summary, and an updated financial history. Please feel free to reference these materials available on our website.
Also available on our website is an investor presentation which we will be referring to in our comments during this call. This call is being recorded and the replay may be accessed through the Internet at abercrombie.com under the investors section.

Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings.
Today’s earnings call will be limited to one hour. We are speaking to you today from Paris, where we are excited to open our Abercrombie & Fitch flagship on the Champs Elysees tomorrow at 10 a.m.
Joining me today on the call are Jonathan Ramsden, Brian Logan and Rocky Robins. We will begin the call with a review of the financial performance for the quarter from Jonathan and Brian. After our prepared comments, we will be available to take your questions for as long as time permits.
Now to Jonathan.
Jonathan Ramsden: Good morning, everyone, and good afternoon to those of you here in Paris. Thank you for joining us today. Mike is not able to be with us today since he is working on the final preparations for our flagship opening here in Paris tomorrow morning. We do expect him to join our earnings call in August.
I want to start with some overall comments on the first quarter, after which Brian will provide some additional color. As Mike said in our press release this morning, we are pleased with our results for the quarter, which exceeded our internal objectives and gives a strong start to achieving our goals for the year.
With regard to the top line, for the first quarter, the Company’s net sales increased 22% to approximately $837 million. Total domestic sales including direct to consumer were up 13% while total international sales were up 64%. Overall DTC sales including shipping and handling were up 32%. Comparable store sales were up 10% for the quarter with Europe the strongest region.
Our gross margin rate for the quarter was 65%, representing a 230 basis points improvement from last year’s gross margin rate of 62.7%. AUR was approximately flat for the quarter, with the benefit in gross margin being driven primarily by a lower average unit cost, favorable international mix including foreign currency impact, and other gross margin items such as a freight benefit.
Our operating income for the quarter was $38.7 million versus a loss of $18.7 million a year ago. Operating margin increased 730 basis points, of which 230 basis points was due to gross margin and 500 basis points was due to expense leverage. A summary of our operating expenses for the quarter is on page five of the investor presentation.
MG&A for the quarter was $107.7 million, up 11% versus last year’s expense of $96.6 million. The increase was due to increases in comp and benefits, marketing, and other expense. MG&A for the quarter included equity and incentive comp of $14.4 million versus $10.4 million last year.

Stores and distribution expense of approximately $399 million for the quarter included store occupancy costs of approximately $167 million. All other stores and distribution expense represented 27.7% of sales, somewhat better than projected at the beginning of the quarter. As indicated at the beginning of the quarter, these expenses also included approximately $4 million of additional depreciation related to our DC consolidation.
Turning to the balance sheet, we ended the quarter with total inventory at cost up 13% versus a year ago or up 7% excluding in transit. We ended the quarter with approximately $742 million in cash and cash equivalents compared to approximately $591 million last year.
During the quarter, we repurchased approximately 429,000 shares at an average cost of $59.40, bringing our total repurchases over the last three quarters to approximately 2 million shares at an average cost of $50.55.
Turning to the outlook for the second quarter and referencing page 9 of the investor presentation, we are targeting mid single-digit same-store sales growth for the quarter and expect this to be augmented by continued strong growth from non-comp stores and DTC.
We continue to expect the gross margin rate for the spring season as a whole comprising the first and second quarters to be approximately flat to slightly up compared to last year, meaning that the second-quarter gross margin rate will be down. We expect significantly less expense leverage in Q2 than in the first quarter.
Store occupancy costs for the second quarter are expected to be in the mid $170 millions. All other stores and distribution costs are expected to modestly delever compared to last year, including the effect of preopening costs, DTC investments, and additional depreciation due to the DC consolidation.
MG&A for the second quarter is expected to increase by a mid-teen percentage with the primary components of the increase being incentive and equity compensation and marketing costs, including a timing shift. We expect the MG&A growth rate to moderate significantly in the second half of the year.
Looking out the full year, our plans for store opening and closures are in line with our prior guidance. We continue to anticipate opening five international A&F flagship locations as well is up to 40 international Hollister stores, primarily in the latter part of the year. We continue to expect to close approximately 50 US stores during the fiscal year.
Fiscal 2011 total capital expense expenditures are now expected to be approximately $350 million.

I would now like to turn the call over to Brian to provide some further details on our sales performance. In addition, Brian is going to take a few minutes to walk through the section in our investor presentation on accounting for share based compensation. As many of you are aware, we are requesting approval of a new long-term incentive plan at our annual shareholder meeting next month. Approval of that plan will significantly mitigate the likelihood that we will be required to adopt liability accounting, which were it to be required could result in some potentially significant volatility in our quarterly charges for compensation expense.
Now to Brian.
Brian Logan: Thanks, Jonathan, and good morning to everyone. As reported, first quarter net sales increased 22% to $836.7 million and comp store sales increased 10%. By brand, Abercrombie & Fitch comp store sales increased 8%; abercrombie kids comp store sales increased 11%; and Hollister comp store sales increased 11%. Across all brands for the quarter, both the male and female business’s comp sales were approximately in line with the total Company trend.
From a merchandise classification standpoint across all brands, for the quarter stronger performing categories included male woven shirts, knit tops and fleece, and female sweaters, wovens, and knit tops.
During the quarter, we opened two new Hollister stores in Germany. We ended the quarter with a total of 1071 stores which includes 316 Abercrombie & Fitch, 181 abercrombie kids, 502 Hollister, and 18 Gilly Hicks in the US; and nine Abercrombie & Fitch, four abercrombie kids, 40 Hollister, and one Gilly Hicks internationally.
As Jonathan mentioned, I also want to take a few minutes to walk through the section in our investor presentation dealing with accounting for share based compensation. The information I will cover is included as an appendix in our investor presentation. This information is also in our definitive proxy, which became effective on Monday evening.
We’ll be reaching out to many of our shareholders over the coming weeks leading up to our 2011 annual shareholder meeting on June 16 and thought it appropriate to highlight issues associated with the Company’s long-term incentive plan, especially the potential for liability accounting and the steps we would like to take to mitigate that possibility.
With regard to the long-term incentive plan, currently we grant equity awards to our associates and non-associate directors from two shareholder-approved equity compensation plans, the 2005 long-term incentive plan and the 2007 long-term incentive plan. As of April 30, 2011, approximately 2.1 million shares remain available for grant under new awards, but due to the plan’s net share counting formula, the number of shares available for issuance can fluctuate depending upon among other things, new awards granted or forfeitures and cancellations and changes in the intrinsic value of stock appreciation rights due to stock price fluctuation.
In the event that the shares available as measured at each quarter end would ever go into a deficit position on a net basis in either plan, meaning there would be non-sufficient funds available to settle all outstanding awards and shares of common stock, we would be required to designate some portion of the outstanding awards to be settled in cash in order to eliminate the deficit. Under this scenario, those awards designated to be settled in cash would lose the accounting treatment provided by equity classification and would require liability classification.

The classification of stock-based compensation as either equity or liability affects whether the measurements of an awards fair value is fixed on the grant date or whether it is remeasured each reporting period until the award is settled.
As you know, fair value is an estimate of an awards value to the holder upon exercise or vesting and is the cost the Company recognizes for granting the award. We estimate fair value for stock options and stock appreciation rights using the Black Scholes option pricing model, which includes inputs for market price and exercise price and requires us to estimate remaining expected term of the award and the expected stock price volatility over the expected remaining term among other things.
In the case of restricted stock units, we calculate the fair value using market price adjusted for anticipated dividend payments over the award’s remaining vesting period.
For equity classified awards, fair value was determined and fixed on the date of grant and is expensed over the award’s vesting period. For liability classified awards, the fair value is determined on the date of grant as well and remeasured each reporting date thereafter until the award is settled and is also expensed over the award’s vesting period where the current period adjustment to earnings reflect changes in fair value for the portion of the vesting period already served.
If the award is fully vested, changes in the fair value will be recognized fully in current period earnings until the award is settled. Because of this remeasurement feature, liability classified awards have the potential to create significant earnings volatility and could have an adverse impact on our financial position, results of operation, and cash flows from operations.
Hypothetically speaking, as illustrated on page 16 of the investor presentation, if awards with one million gross underlying shares were to be reclassified as liability and the fair value measurement of those awards were to increase by $10 per share with 40% of the vesting period having been served, the Company would incur an incremental charge of $4 million in the current period and an additional charge of $6 million over the remaining vesting period of the awards.
A more detailed example for the accounting treatment for awards that are reclassified from equity to liability can be found in the Financial Accounting Standards Board’s Accounting Standards Codification 718-20-55-123 through 133.
In order to significantly mitigate the potential for liability accounting, we will be asking our shareholders to authorize an additional 3 million shares under the amended and restated 2007 LTIP at our 2011 shareholder meeting with the goal of having sufficient shares available to allow us to continue to grant equity awards to our associates and to avoid liability accounting.
This concludes our prepared comments section of the call. We are now available to take your questions. Thank you.

+++ q-and-a
Operator: (Operator Instructions). Michelle Tan, Goldman Sachs.
Michelle Tan: I was wondering if you could talk a little bit more about the AUC being down in the quarter. It’s obviously pretty unusual versus what we have heard from some of your peers. And I was curious if there are strategies that are driving that that can help you mitigate some magnitude of the cost pressures going forward or is it really more a question of the timing of your inventory buys relative to your sales?
Jonathan Ramsden: Michelle, I think it is really primarily a question of the timing. We’ve been saying I think going back several months that we expected good costing in the first quarter and significant or meaningful year-over-year unit cost reductions. And then as we got into the second quarter that was when we were starting to see the significant cost escalations part way through the second quarter. So I think it’s a function of when we locked in this pricing, which was on average probably six months or so ago when we were able to get better costing and then obviously since then, the cotton prices have escalated and that is certainly going to impact us as we get through the second quarter and beyond.
But the point at which we locked in the first quarter, that was much less of an issue than it is today.
Operator: Paul Lejuez, Nomura Securities.
Paul Lejuez: Jonathan, just on the $50 million increase to CapEx for the year, just wondering if that’s higher costs on planned projects or are there some new projects in there? Also just wondering if you guys have done any analysis around the closed stores in the US. Have you seen any evidence that in nearby stores you might be outperforming the rest of the chain on a comp basis, maybe helped by the sales transfer? Thanks.
Jonathan Ramsden: Paul, I guess on the first part of the question, no, none of it is attributable to overruns on existing projects. One piece of the increase is currency relative to the budgeted rates which have taken up the foreign currency denominated component of that CapEx fairly significantly since even February.
Then there are some timing shifts of some of the flagship stores and a firming up of our plans for the Hollister stores and I guess somewhat increasing expectations as to the number of those stores that we would actually open during the year. So I think that they are the primary factors.

On the second question about closed stores, it’s something we are continuing to look at. We have never modeled in any significant benefit from transfer of business from the closed stores. Those stores have typically now been closed for a quarter. We do have some data. I think it is still fairly preliminary. I don’t think we have ever expected and the signs at this stage would indicate, it’s not going to be a very significant effect, but we will pick up some modest transfer of businesses of those stores closed. And it varies store by store depending on the proximity of other stores among other things.
Operator: Evren Kopelman, Wells Fargo.
Evren Kopelman: Great, thank you. Good morning. In the second quarter for the gross margin you talked about you are taking pricing in the third quarter, not yet in Q2, and it’s going to be hurting the gross margin. Could you possibly take pricing earlier internationally in the second quarter? Can that kind of decision still be made or is it too late? Thank you.
Jonathan Ramsden: Theoretically we can make that decision pretty late in the game because ultimately we can even reticket in the DC if we were ever to decide to do that. I think at this stage it’s highly unlikely that we’re going to change our plan to make this effective going into essentially the beginning of the third quarter. So it’s a theoretical possibility but I think at this point we’re locked in to — from an organizational standpoint to doing it around that timing and for several reasons that we’ve talked about in the past, we think that is a natural point in the cycle to do it. And that trying to do it the beginning of the back-to-school season, for example, would be the — would potentially create some problems in terms of same merchandise still being in the stores as with attempting to reticket to higher tickets.
Operator: Janice Kloppenburg, JJK Research.
Janet Kloppenburg: Congratulations on a nice quarter. I wanted to just ask just a little bit more about the gross margins to the second quarter, Jonathan. Wouldn’t the influence of the European stores, which I think are generating a higher gross margin, help influence positively the gross margin result as that occurred in the first quarter or perhaps there’s something about the domestic business margins that you’re worried about? If you could talk about those in tandem, please.
Jonathan Ramsden: Yes, I think in terms of the international mix component, Janet, that will continue to be a benefit and hopefully a growing benefit over time as international increases as a proportion of the mix. We got a bit of benefit from the dollar being weaker over the quarter than we had anticipated at the beginning of the quarter. The dollar has subsequently strengthened a little bit but that international mix effect in general should continue.
I think with regard to domestic what we are seeing is really just the issue we’ve talked about in the past, which is that the costing increases are coming into effect fairly meaningfully in the second quarter and we don’t expect that we will — as we just discussed — reacted from a ticketing standpoint until the third quarter.

So I think that’s pretty consistent with what we have been saying over the last few months and a couple of earnings calls.
Operator: Adrienne Tennant, Janney Capital Management.
Adrienne Tennant: Jonathan — and congratulations by the way. Jonathan, my question is did the prior MG&A guidance, it was dollar increase for 2011 of mid single-digit. Is that a change? Or I know that excluded the liability accounting charge. It looks like the first and second quarter will be sort of in that mid-teen-ish range, double-digit, so how should we think about that? Is that a change in that particular line item guidance?
And then it does seem like the components of the guidance that you gave us for 2Q continued to represent I think what you had said, which is potentially for operating margins to be flattish to last 2Q. I think you characterized it a different way last time and that all seems to be still the case. Is that fair to say?
Jonathan Ramsden: Just taking the second part first, Adrienne, it is still realistic and quite possible that our operating margin may be down in the second quarter because of the interaction of those two effects, the gross margin erosion version and much less expense leverage in the second quarter than we are getting in Q1. And there are some very specific reasons for that which we can talk about.
We see the expense leverage component of that coming back quite nicely in the back part of the year and part of the reason for that is the MG&A cadence within the year. We still anticipate for the full year that we will be pretty close to that mid single-digit increase in MG&A which was what we guided to in February. Equity comp is going to be somewhat higher because of the higher stock price when we granted our 2011 awards and incentive comp is running a little bit ahead through at least the first quarter based on an above budget performance.
But overall for the year, everything else being equal, we would still expect to be close to a mid to upper mid single-digit increase in MG&A on a full-year basis. And that, just going back to the deleverage point in Q2, so we will get a greater leverage benefit out of MG&A in the third and fourth quarters than we expect to get in Q2 because of that increase.
Operator: Kimberly Greenberger, Morgan Stanley.
Kimberly Greenberger: Great. Thanks. Good morning. Nice quarter. Jonathan, I am hoping you can dig a little bit into the gross margin. At this point in time you bought probably most of the product for third and fourth quarter. If you could help us understand the magnitude of the cost increases that you are seeing there and if there’s any way to help us understand the magnitude of the benefit from the mix shift to international here in Q1 just so that we can have a benchmark as we work our way through the rest of the year. That would be helpful. Thanks.

Jonathan Ramsden: Sure. Kimberly, I guess on the first part, we had said going back to February and I think probably even earlier that we were talking about double-digit increases for the fall season and that remains our expectation. We haven’t been more specific on that. We are getting closer and closer to it being fully baked at this point, but we’re still not entirely done with locking in for the fall season. But certainly double digits.
The second part of your question in terms of mix shift, we haven’t I think traditionally broken that out in any great level of detail and one of the general topics we are looking at at the moment is to think about how we talk about the domestic and international business going forward since there are clearly different dynamics in each. And even when it comes to something like AUR, we report an overall combined AUR change, which as we look at it becomes somewhat less meaningful over time because it’s a mix of so many different things.
So I think that’s something we’re going to look to try and do going forward to give more color on the — as well as sales on the gross margin and potentially other line items for international versus domestic. I think one thing — one way you can look at it is to look at the premiums we’re charging internationally relative to what we’re charging domestically. Clearly the AUR is further helped by the fact that we don’t have any promotions internationally relative to the domestic business.
Then the costing is basically the same, but there are some additional freight costs for the European and Asian business relative to the domestic business. So I am not sure that precisely answers your question. I’m pretty sure it doesn’t actually, but I hope it gives you some general direction and we will look at how we can break that out more clearly for people going forward.
Operator: John Morris, Bank of Montreal.
John Morris: Thanks. Bonjour. Sorry, I couldn’t resist. Congratulations, guys. Jonathan, can you quantify for us the degree of the freight benefit and the currency benefit those two pieces and a follow-up on pricing. With respect to the domestic business, have you taken up initials at all domestically? If so, to what degree? Would you characterize it as one of testing if you have taken it up or is it something that has been a little bit more broad-based on the domestic initials?
Jonathan Ramsden: John, I’m going to let Brian come in on the first part and then I will come back to the second part of the question.
Brian Logan: The first part of the question with the foreign currency benefit, we did receive roughly about a $9 million benefit on the top line on sales. Obviously we do have expenses that are in — denominated in foreign currency as well, which would offset that benefit on the bottom line.

In addition, we do some hedging to protect some of the inventory since that is denominated in US dollars. So the net effect on the bottom line was probably about $0.01 or $0.02 benefit to EPS.
As far as freight is concerned, we did have some freight benefits primarily due to a shift in the mode of the transportation, using more boat than air than we had in the prior year. I don’t know if we have given the magnitude of that benefit, but we do expect a little bit of that to continue into the second quarter as well.
Jonathan Ramsden: On the second part of the question, John, we are constantly looking at tickets and adjusting them. We haven’t done anything sort of wholesale across the board yet and typically the places where we adjust are the ones where we have a high competence level that we can pass it on. So I’m not sure that’s telling us anything all that helpful as to what the reaction is going to be when we do a more broad-based increase in tickets, although even then, we are clearly going to target it at areas where we think there is a greater opportunity.
But I think sitting here today we can say that we have any clear insights as to what the reaction will be when we do a more broad-based ticket increase going into the fall.
Operator: Stacy Pak, Barclays Capital.
Stacy Pak: Hi, and congrats. Fabulous margin. I guess my question, I’m hoping, Jonathan, you can address two things, but the domestic business broadly, sales per square foot and margins and how are you feeling about the domestic business? How do you think the quality is? Where are you going here domestically? I mean internationally is terribly exciting, but domestic is still such a big part of the business.
So I wanted to get an understanding of — I don’t know if you can share some of the metrics you saw this quarter on the domestic business that we can’t see from the financials or you want to just more talk about it qualitatively.
And then I’d also like you to address the inventory levels, which are more controlled but I’m wondering what that means about promotions and the ability to drive as strong comps going forward. Thank you.
Jonathan Ramsden: Okay, I guess starting with the domestic business in general, the domestic business comped very closely to the overall Company comp rate, so we were very comfortable with that and we thought — we think that was a good result. Then if you add on the direct business domestically, our overall domestic business was up 13% for the quarter. So we think that’s a very healthy rate of growth of the domestic business and clearly indicates that we continue to have momentum in that business. So I think the answer to your question is we feel good about the domestic business and we are clearly looking to continue to maintain that momentum.
We have talked at the Investor Day about our goal of being able to get to 90% of 2007 productivity and I think we continue to believe that that is a very realistic objective. But it will require us to sustain healthy comps going forward.

In terms of the margins, the impact of the domestic business to the overall margin improvement for the quarter was very significant. Domestic four-wall margins came up more strongly than they did for the full year of 2010 and that we also regard as a very healthy development. Clearly the gross margin played a role in that.
Coming back to your point on inventory, yes, we probably if anything are a little lower than we would like to be at this point in time. I think when you refer to inventory as being better controlled, I’m not sure we really look at it in those terms. We look at what inventory levels we plan for that we think are appropriate to the business and we thought the levels we had in the fall were very appropriate. So I don’t think it’s a question of control, but we are a little lighter on inventory today relative to the sales trends than we have been and we would probably be more comfortable if we had a little more inventory coming into the second quarter.
That is probably one of the reasons why we are talking about a mid single-digit comp for the second quarter, which will be somewhat below what we comped in the first quarter.
Operator: Lorraine Hutchinson, Bank of America Merrill Lynch.
Lorraine Hutchinson: Thank you. Good morning, guys. As you think about inventory going into the second quarter, how are you planning units versus dollars? Also can you chase into some of the product that you need for the second quarter?
Jonathan Ramsden: Lorraine, it’s getting pretty late to chase into anything for the second quarter. We generally are not being specific about units going forward or really sort of more broadly inventory levels at this point and certainly not for the fall season.
But to your underlying question, in general, we are certainly interested in having capacity to chase and to get into things that we feel very confident about. We are looking at ways that we can preserve more of ability to chase going forward than we perhaps had the last couple of quarters.
Operator: Dana Telsey, Telsey Advisory Group.
Dana Telsey: Good morning, everyone, and congratulations. As you think about getting back to the 90% of productivity levels in the US stores and the store closures, any thoughts on additional store closures and timing on that?
Lastly, Hollister store openings are at the upper end of the guided range, better locations, better deals. What are you seeing? Thank you.
Jonathan Ramsden: On the openings, you are talking about Hollister International?
Dana Telsey: Yes.

Jonathan Ramsden: Okay, so just taking that part first, I think we came into the year talking about 30 to 40 openings and I think we are increasingly confident that we are going to be at the upper end of that range as we have solidified plans for the year. It is going to skew heavily to the third and fourth quarters and that’s one of the factors that is driving the preopening costs up in the second quarter. So I think as the year has gone on or even as the last three months have gone by, we have grown in confidence in our ability to get close to the upper end of that range for the Hollister stores.
In terms of domestic store closures, we still anticipate approximately 50 this year. We haven’t talked specifically beyond that, but it is something that is very much on the radar screen as to how aggressive we want to be, and we continue to review the economics of the lower-end stores.
But one of the things we clearly saw this quarter was that some of those lower end chain stores that had declined quite significantly came back quite strongly in terms of margins as well as in productivity.
But having said all of that, our mindset remains to be more on the aggressive end of the spectrum and we would certainly expect there to be healthy numbers of closures in 2012, 2013, and beyond.
Operator: Jeff Klinefelter, Piper Jaffray.
Jeff Klinefelter: Thank you. Congratulations, guys, and a great start to the year. I wanted to look at two things. One, first just clarify the domestic comments that you made, Jonathan. In terms of the closures that happened at the end of last year, can you give a sense for what sort of contribution the closures had to — what sort of an impact it had on the operating margins, domestic operating margins in Q1, just to get a sense for how that is moving through the income statement?
And then the other question would be on Europe. You mentioned I think in your prepared comments that Europe was the strongest comp contributor as a region. Just how many comp store sales, remind us, are actually in the base now from Europe and any differences across those markets? Because we have been hearing mixed results, the UK being a little light of expectations given the increase in the VAT tax.
Jonathan Ramsden: To start, coming back to domestic closures, we haven’t been specific about the margin impact of that, but as you know, we talked in the past about those stores, the 65 or so we closed averaging about $1 million of volume and roughly breaking even or having flat EBITDA across those stores. So using those kind of metrics, I think you can get a sense of the margin impact. And, Brian I think is going to add some color on that in a second.
Coming to the Europe comp stores, Europe did comp above the company rate and in terms of the number of stores we have in the comp base, I think Brian is also digging that out so we will give you that in second. But clearly it is a more and more meaningful number now in the UK in particular and we have stores in Italy and Germany also now comping.

Within the overall comp rate, Japan not surprisingly, given everything that happened during the quarter, had fairly significant negative comps. So in terms of looking at the international as a whole, that brought down the overall international comp rate somewhat.
And then just one other factor on comps that we haven’t touched on, the A&F store on Fifth Avenue was closed due to a fire during the quarter, so combined effect of that and Ginza probably knocked a point or a point and a half off the A&F comp rate for the quarter between them.
So I think Brian may have some of those other pieces that you were looking for, Jeff.
Brian Logan: Jeff, of the slightly more than 30 stores that we have, chain stores that we have in Europe, there were 15 in the comp sales base for the first quarter.
Operator: Barbara Wyckoff, CLSA.
Barbara Wyckoff: Hi, everyone. Back to the inventory, you’ve got a lot of stores opening in fourth quarter. Some of them could be blockbusters. The question is what are you doing to ensure an adequate flow of merchandise into the international stores so you don’t have to strip the domestic stores in this fourth quarter and into spring 2011 or 2012? Do you have new systems to fine-tune the projections or how are you really looking at that?
Jonathan Ramsden: Barbara, that’s a great question. I think the answer is that as we open more and more flagships, first of all, backing up to Hollister, we have a pretty good sense of what a Hollister store is going to do now based on our experience to date. Clearly when we open up in a new country like China, there’s going to be some fairly significant uncertainty, but just because of the scale of a single Hollister store, the magnitude of the additional inventory you might buy to protect any given volume figure is relatively modest. And we are only opening a small number of stores in China for example later in the year.
Within Europe, all of the inventory comes from TNT in the Netherlands for Hollister and also for A&F, for that matter. So our ability to move inventory or reallocate to different stores remains until pretty late in the process.
For new flagships, the process of coming up with a projected volume is certainly more challenging than it is for mall-based stores. We think as time goes on we are getting a better sense of how we can model that and we try to be conservative in terms of the economics on which we sign up to do the deal. But we do sometimes and certainly are doing for the fall buying inventory to a higher volume figure than our approved volume level so that we can protect to a higher volume. And then that ultimately feeds into the question of then how we deal with that inventory if it ends up becoming excess. And we will talk more about our strategy on that I think as we go through the next few quarters.

So I think the short answer is we don’t know for certain particularly when you open up in a brand-new market, but we think we are getting better at it. And to your point, we absolutely want to make sure we have inventory to support those stores when they open.
Operator: Randy Konik, Jefferies.
Randy Konik: Sorry, I’ve got some cell phone problems over here in France. Anyway, two questions on the — I’m here. I will see you in a couple of hours. Hollister’s 40 store openings, if you think about over the next couple of years, are you guys have some — do you have some sort of pattern on what countries, on how you are targeting the different countries? Are you going after Germany, UK first? How should we think about the actual pattern of openings across the globe? Then I think you said something on China. When are you opening stores in China again?
Jonathan Ramsden: Let me tell you the first part first, Randy. We talked at the investor presentation about targeting a store for Hollister Europe in the high 100s. I think our chart showed 185. We have a very specific plan by country down to the mall level for the most part or the location level for those stores. What our process has been to date has been to open up a few stores in a new country, improve the economics and then push beyond that.
I think in Europe at this point, our confidence level is pretty high based on what we have seen and the countries that are on the plan, so it’s primarily at this point driven by finding the right real estate in each model, in each country and completing the process to be up and running on a country-by-country basis. As you know from making a decision to enter a country to actually opening the doors on our first store, there are quite a few things we need to do and that process can take a couple of years as we set up our HR systems and IT systems and so on.
So they are probably the principal factors. We have a pretty high confidence level that the countries on our list, we are going to do good business in when we open and that there are the real estate opportunities there to support it.
In terms of overall count, Germany, UK will certainly be pretty high up on the list in terms of the number of stores or at the top of the list in terms of the number of stores we’re going to open, but France, Spain, Italy will also end up being pretty significant and then there will be a fairly long list of countries where we will have several stores based on how we get to that overall 185.
On the second part of the question, the China opening date, have we given that, Eric, specifically per mall?
Eric Cerny: It’ll be in the fourth quarter of this year and we haven’t given the specific mall just yet. We will update as we work our way through the year.

Operator: Betty Chen, Wedbush Securities.
Betty Chen: Thank you. Good morning and congratulations on a great quarter. I was wondering, Jonathan, if you can talk a little bit more given the strength we’ve seen now in the domestic business, how should we think about the price increases in the back half drastically and also related to the AUR opportunity or merchandise margin opportunity?
I was also thinking about the FX benefit that you mentioned for the first quarter. How should we think about FX for the second quarter if you can help us with that? And just lastly, the inventory comment that you made about being a little bit light going to Q2, is that more specifically for the domestic market or do you feel that way for the international stores as well? Thanks.
Jonathan Ramsden: Thanks, Betty. I am going to have Brian come in on the FX for the second quarter and then I’ll come back to the other points. Did you have that, Brian?
Brian Logan: I don’t have the specifics on it, but clearly with the rates where they are at today versus where they were last year during the quarter, obviously we can’t predict what the rates will do for the remainder of the second quarter. But as they stand today, we would expect to receive a benefit as well. Keep in mind we do do some hedging as I mentioned, so some of that benefit is offset by some of the hedging that we do.
Jonathan Ramsden: Betty, on the question about AURs and the opportunity there domestically in the fall, I think the truth is, and Mike was very clear about this on the last earnings call, we just don’t know until we do that what the impact of those ticket increases is going to be. We are clearly looking at what’s happening to others and studying that but I think at this point, there’s a significant uncertainty around that and we are going to have to be prepared to react to that as we go forward.
So I don’t think we’ve seen anything yet. As we said earlier, it gives us a strong indication either way on how that’s going to be digested by the consumer.
On the point about inventory, we are probably a little lighter in general than we would like to be and I wouldn’t want to overplay that, but that effect is pretty much the same both domestically and internationally. We had a very strong performance internationally and the first quarter exceeded our sales projections. Some of those projections we have taken up a little so given when we lock in our inventory plans, that puts a little bit of pressure on that. But again, I wouldn’t want to overstate the significance of that.
Operator: Jennifer Black, Jennifer Black & Associates.
Carla White: Good morning. This is Carla White for Jennifer Black and let me add my congratulations on a great quarter as well. Can you talk about how you feel you are positioned for the all-important back-to-school selling season considering the sourcing pressures being faced in the back half of the year? Thank you.

Jonathan Ramsden: Yes, it’s obviously — as you say, it is — I’m not sure if it’s all-important but it’s extremely important and we spend a lot of time working on the plans for back-to-school both from a marketing standpoint and an inventory standpoint. And I think at this point we feel good. We are obviously getting very close to it, so from a product standpoint, from a costing standpoint, that’s all locked in.
We are seeing those significant cost increases coming into play for back-to-school, so that’s one of the factors that is impacting the second-quarter margin. But overall I think we feel good coming into back-to-school.
Operator: Brian Tunick, JPMorgan.
Brian Tunick: Thanks. Good morning, guys. I guess first question, Jonathan, maybe you can give us some more color on sort of lead times for the business, talk about maybe what month or season you guys are working on. Cotton is now down I think like 25% since you took away that 15% EBIT margin goal I think at the Analysts Day. And just wondering if you think as cotton has come down, it helps AUCs as we move into next year. Could that help put that 15% EBIT margin target on the table?
And then the second question is really on the competitive landscape. As you look at your two key competitors continuing to be increasingly promotional, do you guys look at that before the season? Do you react intra season? And what impact that has on your margins, do you think?
Jonathan Ramsden: I guess just overall on the impact of cotton pricing, Brian, our [475] objective for 2012 is clearly based on the number of different components building up to that. And obviously if cotton comes down, that’s going to be a tailwind for us on that. But likely some other things will move in (inaudible) and we don’t know what is going to happen with price increases. So I think at any given point in time, there are lots of different moving parts. We still believe that 475 is a realistic objective for 2012 and certainly cotton coming down will help towards that.
In terms of lead times, we are typically about six months out in terms of substantial elements of what we are locking into.
And then I guess your last question was — I’m not sure I have fully digested it. Do we look at competitors being promotional and how do we respond to that?
Brian Tunick: Exactly, exactly.
Jonathan Ramsden: Yes, well, we do. We are certainly mindful of what our competitors are doing. As we come into a quarter or a season, we have a very specific plan of the promotions in the domestic business that we expect to execute and we have some flexibility in that plan but anything that involves in-store marketing for example we need to lock in at least several weeks in advance in terms of ordering the marketing and getting into the stores. Things that are electronic only, email type promotions we can clearly do on a much shorter lead time.

But for the most part, we have a very specific plan now certainly through back-to-school that we expect to execute against. There are some abilities to adjust that as we go. Typically we don’t adjust that based on specific promotions that our competitors are running. We just do more based on how we see our business trending relative to what our objectives are for the quarter. But generally speaking, those intra-quarter adjustments are not all that significant.
Operator: Dorothy Lakner, Caris & Co.
Dorothy Lakner: Thanks. Good morning, everyone. Just I guess a housekeeping question. If you could give us a little bit more color on how the International Hollister openings break out between third quarter or fourth quarter, because obviously for the flagships it’s fourth quarter except for the Paris opening.
And then if you could give us a little bit more color on how Gilly Hicks is performing with respect to both sales and margin? Thanks.
Jonathan Ramsden: I’m going to let Brian take Gilly in a second and I will deal with the first part. The split of the Hollister openings for the second half of the year skews slightly to the third quarter relative to the fourth and again, that comes back to this preopening cost issue in the second quarter that we start to pick up meaningful preopening costs for those Hollister stores as well as the flagship stores that are coming later in the year. So they skew between the third and fourth. They skew slightly to the third.
Brian, can you pick up the Gilly piece?
Brian Logan: Sure, on the Gilly piece, the comp store sales for Gilly for the quarter were just under 30%, so we had a nice increase in sales. In addition, the store that we opened in the UK is performing quite well. The margins are still quite low on Gilly. Primarily we still don’t have that base level of stores that we would need to achieve some of the economies of scale and we don’t have as many of the new smaller square-foot stores in that base. So hopefully that gives you some color on Gilly.
Jonathan Ramsden: But the margins did improve in Gilly year-over-year though, I think is an important point to add.
Brian Logan: That’s correct.
Operator: Pamela Quintiliano, Oppenheimer.
Pamela Quintiliano: Great, thanks so much. So I just had a quick question. If you could clarify on the promotional cadence, last year you had a lot of planned promotions that proved to be very successful and just if you could talk through how you think about the promos navigate going forward. And I understand for competitive reasons you can’t give a lot of detail but maybe just frame that with some thoughts on the health of your domestic consumer across the divisions.

Jonathan Ramsden: Yes. As I said a couple minutes ago, we have a very specific plan and I think everyone is familiar with the fact that in our tourist stores, the flagship stores domestically, we clearly are not promotional for the most part. There might be one or two promotions once in a while that touch some of the tourist stores, but generally they are free of those promotions. So this is very much focused on the balance of the chain domestically and we have a specific plan.
We don’t necessarily foresee that overall environment changing. It may get a little better, may get a little worse from kind of the aggressiveness of promotions that others are putting out there. So we have a plan and as I said a couple of minutes ago, we do have the ability to adjust that. We always have the ability to pull a promotion should we decide to do so. But for the most part, we are locking in our plans at least a quarter or so in advance and generally sticking to those plans as we go through the quarter.
Operator: Christine Chen, Needham & Co.
Christine Chen: Thank you and congratulations on a great quarter. I wanted to ask, it seems like through your email promotions that more stores are being excluded from that promotional cadence. Is that true? Then you have been testing Gilly Hicks in a handful of Abercrombie stores. How many stores is Gilly in in Abercrombie locations and do you see that as the potential expansion strategy for that particular brand? Thank you.
Jonathan Ramsden: The Gilly Intimates test, I don’t have off the top of my head the number of specific stores but we can probably get that and I think our overall strategy on Gilly goes back to something Mike has said on many occasions about our belief that we are category killers and that having established a position in the category and acquired confidence that we can be effective in that category, then the question becomes what’s the most effective channel for that?
And that is one of the things that we are experimenting with Gilly through the test in A&F, through having the store in London, clearly looking hard at direct to look at all the different ways that we can leverage that category and drive profitable volume. So I think we will try and pull that number of stores we were running the test.
In terms of the first part of the question about the number of stores excluded, we do have a defined group of stores that we exclude from pretty much all promotions. What you may be seeing is that when we run tests we sometimes exclude a number of — well we typically exclude a number of chain stores from those tests so that we can keep a control group to track how that particular promotion performed relative to a control group of stores that didn’t run the promotion. So you may be seeing that on some of those emails that we are listing all of the stores where we are not running the promotion, including the control group stores for obvious reasons.

Operator: Richard Jaffe, Stifel.
Richard Jaffe: Thanks very much, guys, and my congratulations on a strong quarter. A quick question on sourcing for international stores versus domestic. Is that a different channel that you are bringing goods from whatever the Far East straight into the European market? Or is there really an identical path and then it diverges at the last minute? Could you just help me understand the sourcing for the different channels?
Jonathan Ramsden: Yes, we source from the same vendors, the same factories but we have separate POs for merchandise that is going into TNT and the Netherlands versus merchandisers coming into the domestic DC. And then we are now establishing our Hong Kong DC and merchandise will go directly there to support the Asian stores.
So it is all coming from the same place originally and it is bought as part of an overall buy, but we break it off fairly early in the process to separate purchase orders and then it flows to those three different DCs.
Operator: Jeff Black, Citigroup.
Jeff Black: Thanks. So can you just remind us what AUR was by brand, Hollister in Abercrombie? And looking at Europe, on the Hollister stores when you look at the productivity in the malls on these first 30 stores, what does the next 40 look like? Are we heading into malls with similar levels of productivity? I guess the question is at what point in Europe specifically do we really think we need to step a notch down in malls to some B malls versus where you might be right now? Thanks.
Jonathan Ramsden: On the AUR by brand, I think Brian can add some color on that and then I will come back to the second part.
Brian Logan: Sure, Jeff. The AUR by brand for the adult and kids brand, the AUR was down and the Hollister was up slightly. Some of that had to just do with the different cadence and promotions that we were running on a year-over-year basis.
Jonathan Ramsden: On the other part of your question, Jeff, the stores where we have open today in Europe are averaging — we talked about in the past around about $12 million, actually slightly higher today based on where the US dollar is.
In terms of the $1.5 billion we talked about at the Investor Day as being the 2015 goal, on the 185 stores, that equates to an average of closer to $8 million, so we are clearly building into that the expectation that what we are seeing today in terms of average productivity will come down over time. And we believe overall that that $1.5 billion for 185 stores is therefore not by any means an aggressive assumption based on that store count.

But the answer therefore to your question is yes, we do anticipate that the average volume will come down. It won’t necessarily be linear. We’re doing very healthy volumes in Germany for example. Spanish volumes, while they were ahead of our projection, are lower in absolute terms. And then there are other countries which will track closer to one or other of those reference points as we open into them.
Brian Logan: I will also add to the AUR, as Jonathan mentioned earlier, that the AUR metric is somewhat difficult to read just on the surface because of the international mix but certainly Hollister also did benefit from some of the international mix and the foreign currency exchange rate year-over-year differences as well.
Jonathan Ramsden: Just to amplify that point, even earlier relative to what we thought at the beginning of the quarter, Hollister performed even better than we had expected, whereas because of the Ginza issue and the Fifth Avenue closure, the A&F sales projections were off for those two stores, one of which clearly impacts the overall A&F International AUR.
Eric Cerny: I believe that is all the time we have available for questions today. Thank you for everyone for participating in the call. We will speak to you soon.
Operator: Thank you and that does conclude today’s conference. Thank you for your participation.